Filed pursuant to Rule 424(b)(3) SEC Registration No. 333-140768

SEMORAN FINANCIAL CORPORATION
OFFERING OF 2,000,000 SHARES OF COMMON STOCK AND
1,000,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

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SUPPLEMENT NO. 1 TO PROSPECTUS
DATED JULY 16, 2007
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        This document supplements our prospectus dated July 16, 2007 pursuant to which we are offering 2,000,000 shares of our common stock at $10.00 per share and for every two shares of common stock purchased, the subscriber will receive, at no additional cost, a warrant to purchase one share of common stock at $11.50 per share.

Extension of the Offering

        The offering was originally scheduled to expire on September 30, 2007, subject to our right to extend the offering for two consecutive 90-day periods, i.e. until March 31, 2008, at the latest. We have decided to extend the offering through December 30, 2007. We reserve the right to extend the offering until March 31, 2008 or to terminate the offering earlier.

        This supplement is not a summary of the information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

The date of this Supplement No. 1 is September 19, 2007.